EXHIBIT 99.1


WOODHEAD ANNOUNCES DECISION ON AERO-MOTIVE BUSINESS

DEERFIELD, Ill.--(BUSINESS WIRE)--April 9, 2003--Woodhead Industries, Inc., (Nasdaq: WDHD) today announced that it has reached a decision on the future of Aero-Motive Company (AMCO), its wholly owned electrical subsidiary located in Kalamazoo, Michigan.

As previously reported, the company continually reviews the strategic fit of its business units and product lines in order to maximize future growth and profitability. During its fiscal 2002 year-end conference call in November 2002, the company mentioned that it had initiated the investigation of options within the AMCO business unit.

Philippe Lemaitre, Woodhead Industries' President and Chief Executive Officer, stated, "we have concluded that in addition to selling several of AMCO's small product lines that don't align strategically with our long-term goals, we will integrate the remaining manufacturing operations into our facilities in Juarez, Mexico. We believe that this action will strengthen our core Electrical business unit by expanding its product line and enabling cost synergies."

The sale and integration process will take several months and it is estimated that the Kalamazoo facility will remain open until early in calendar 2004. Since the timing of any product line sales is not certain, the net P&L impact in any period is not known at this time. However, it is expected that over the span of the next eighteen months the impact will be neutral and thereafter, the impact will be accretive. The annual revenues of the product lines to be divested total approximately $10 million. More specific costs and savings associated with this decision will be discussed during the company's second quarter conference call on April 23, 2003 at 11:00 AM EDT.

ABOUT WOODHEAD INDUSTRIES, INC.

Woodhead Industries, Inc. develops, manufactures and markets electronic and industrial communications products, primarily serving the global automation and control market with connectivity solutions and specialty electrical products. Through its connectivity group, Woodhead provides the industrial automation industry with a single, worldwide source for industrial communications and connectivity solutions. Its product lines, comprised of six recognized industry-leading brands: SST(TM), Brad Harrison(R), mPm(TM), RJ Lnxx(R), applicom(R) and NetAlert(R) make Woodhead the premier supplier of application-specific connectivity solutions.

For further information on Woodhead Industries contact: Robert Fisher, Vice President, Finance and CFO, (847)317-2400, e-mail: rfisher@woodhead.com (mailto: rfisher@woodhead.com), or (http://www.woodhead.com).